Exhibit 10.23
Form 10-SB
Energytec, Inc.

                               PROMISSORY NOTE
FOR $100,000.00                                                September 1, 2000

UNITED STATES OF AMERICA DOLLARS

     FOR VALUE RECEIVED, the undersigned, energytec.com,inc., a Nevada corporation (the "Borrower"), whose address is 14785 Preston Road, Suite 550, Dallas, Texas 75240 does hereby unconditionally promise to pay to the order of The July Trust, 3606 Bell Grove Lane, Sugarland, Texas 77479 (the "Lender"), the principal sum of ONE HUNDRED THOUSAND AND NO/l00 DOLLARS U.S. ($100,000.00).

     The Borrower promises to pay interest on the principal amount of this Note from the date hereof at a rate per annum ( calculated on the basis of the actual number of days elapsed in a 365-day year) equal to twelve percent (12.0%). Principal and Interest payments Will be made from 20% of the gross income (after royalty and Texas gross production tax), from oil and gas sales from the specific interests being purchased: Exhibit "B" lists these interests. Payment will be made monthly, with payment first being credited to interest, with the balance of the payment credited to Principal. First payment to be made from November 2000 oil and gas sales. Payment Will be made no later than 21 days following receipt of funds.

     Term of the Note: The note will be for a term of three years. energytec.com,inc. will give a first mortgage on the properties as shown in the attached Exhibit A. If, at the end of three years, the note has not been paid in full, energytec.com,inc. will, within 30 days pay the balance due on the note, or the mortgage can be foreclosed. energytec will corporately guarantee repayment of the note.

     In the event any date when the payment of interest or principal hereunder is due is a Saturday, Sunday, or a day when banks are authorized to close in the state of Texas, such payment shall be due on the next weekday which is not a day when banks are authorized to close in the state of Texas. All payments to be made hereunder to Lender shall be made to: The July Trust, 3606 Belle Grove Lane. Sugarland, Texas 77472 without set-off or counter claim. The Borrower may, at its option, prepay the principal amount of this Note, in whole or in part, at any time. Any prepayment is 100% of the principal amount together with all accrued and unpaid interest as of the date of the prepayment on the principal amount prepaid. All payments to be made hereunder shall be made without set-off or counterclaim.

     The Borrower hereby expressly waives any diligence, presentment, demand, protest or notice of any nature with respect to this Note. The Borrower hereby promises to pay all costs of collection and reasonable attorneys' fees in case default is made in the payment of this Note. The Borrower hereby certifies and declares that all acts, conditions, and things required to be done and performed and to have happened precedent to the creation and issuance of this Note, and to constitute this Note the valid obligation of the Borrower in accordance with its terms, have been done and performed and happened in due and strict compliance with all applicable laws. This Note shall be governed by and interpreted in accordance with the laws of the state of Texas.

                                          energytec. com,inc.

                                          By    ______________________________
                                                Frank W Cole, President

                                    E-112